EXHIBIT 5.1

June 15, 2009

Continental Airlines, Inc.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

Ladies and Gentlemen:

I am Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of Continental Airlines, Inc., a Delaware corporation (the “Company”).  I have advised the Company in connection with the registration pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the proposed offering and sale of up to three million, five hundred thousand (3,500,000) additional shares (the “Shares”) of the Company’s Class B common stock, par value $.01 per share, pursuant to the Company’s 2004 Employee Stock Purchase Plan, as amended (the “Plan”).

In this connection, I, or attorneys working under my direction, have examined the corporate records of the Company, including its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, each as amended to date, and minutes of meetings of its directors and certain committees thereof.  I, or attorneys working under my direction, have also examined the Registration Statement, together with the exhibits thereto, the registration statement on Form S-8 (File No. 333-113444) filed on March 10, 2004 covering the registration of three million (3,000,000) shares of the Company’s Class B common stock under the Plan, and such other documents as I have deemed necessary or appropriate for the purpose of expressing the opinion contained herein.

Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware (including all applicable provisions of the Constitution of Delaware and the reported judicial decisions interpreting these laws).  I express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.  The opinions expressed herein are given as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of my name therein under the caption “Item 5. Interests of Named Experts and Counsel.”  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Jennifer L. Vogel

Jennifer L. Vogel
Senior Vice President,
General Counsel, Secretary and
Chief Compliance Officer